THE VISIUM FUNDS
        950 Third Avenue - 29th Floor - New York, New York 10022

   January 29, 2008

Power of Attorney

I, Jacob Gottlieb am the Managing Member of JG Asset, LLC, a Limited Liability Company organized under the laws of Delaware and the General Partner of Visium Asset Management, LP, a Limited Partnership organized under the laws of Delaware. I am also the Managing Member of Visium Capital Management,
LLC ("VCM"), the General Partner for Visium Balanced Fund, LP and
Visium Long Bias Fund, LP. I hereby appoint Mark Gottlieb, Member of VCM and JG Asset, LLC, as my limited Attorney-in-Fact who shall have the limited and specified power to act on my behalf solely with respect to executing all documents and agreements for Visium Asset Management, LP, Visium Capital Management, LLC, Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP and Visium Long Bias Offshore Fund, Ltd., including but not limited to bank account documents, trading documents, ISDA Master Agreements, prime brokerage agreements, futures agreements, margin and securities lending agreements, private and public investment agreements as well as other similar agreements ("Agreements").

This Power of Attorney shall become effective immediately and shall not be Affected by my disability or lack of mental competence, except as may be provided otherwise by an applicable state statute. This is a Durable Power of Attorney. This Power of Attorney shall continue effective until my death. This Power of Attorney may be revoked by me at any time by providing written notice to Mark Gottlieb.

Dated January 29, 2008.

/s/ Jacob Gottlieb
    Jacob Gottlieb

STATE OF NEW YORK
COUNTY OF New York

I, Allen Silberstein, a Notary Public in and for the county aforesaid, whose commission expires on the 3rd day of October, 2009 do hereby certify that Jacob Gottlieb who is signed to the writing above as acknowledged to the same before me in the county aforesaid.

Given under my hand this, the 29th day of January, 2008

/s/ Allen Silberstein
    ALLEN SILBERSTEIN
Notary Public State of New York
No. 02S16134510
Qualified In New York County
My Commission Expires October 3, 2009